Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	December 13, 2012

TELEFLEX INCOPORATED HOSTS INVESTOR AND ANALYST DAY

PROVIDES PRELIMINARY 2013 FINANCIAL OUTLOOK

REAFFIRMS PREVIOUSLY PROVIDED 2012 CONSTANT CURRENCY REVENUE GROWTH AND ADJUSTED EPS GUIDANCE

Limerick, PA — Teleflex Incorporated (NYSE: TFX) will provide a preliminary financial performance outlook for 2013 and discuss its business plans and strategic initiatives at the Company’s Investor and Analyst Day meeting today.

Benson Smith, Chairman, President and Chief Executive Officer commented, “During 2013, we expect to build upon the strong medical device platform that we have created at Teleflex. We believe significant opportunities remain to increase our market share, as we deliver innovative products to more patients globally. We are confident that the execution of our strategy will result in above-market revenue growth rates, as well as, the expansion of gross and adjusted operating margins.”

The Company’s preliminary financial goals for 2013 include constant currency revenue growth of 11% to 13% and adjusted diluted earnings per share from continuing operations in the range of $4.70 to $4.90.

In addition, the Company reaffirmed its previously provided 2012 constant currency revenue growth range of between 6% and 7%, and its previously provided 2012 adjusted diluted earnings per share from continuing operations range of $4.35 to $4.40.

A live webcast of the event will be available on the Company’s website and can be accessed at www.teleflex.com. A replay of the event and the presentation materials will be available at the same website following the conclusion of the meeting.

2013 PRELIMINARY FINANCIAL OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High
Diluted earnings per share attributable to common shareholders	$3.28	$3.48

Restructuring and impairment charges, net of tax	$0.43	$0.43

Intangible amortization expense, net of tax	$0.82	$0.82

Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Adjusted diluted earnings per share	$4.70	$4.90

2012 FINANCIAL OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High
Loss per share attributable to common shareholders	($4.58)	($4.53)

Goodwill impairment, net of tax	$7.72	$7.72

Special items, net of tax	$0.35	$0.35

Intangible amortization expense, net of tax	$0.70	$0.70

Amortization of debt discount on convertible notes, net of tax	$0.16	$0.16

Adjusted diluted earnings per share	$4.35	$4.40

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,100 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to: www.teleflex.com.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures. These measures include (i) forecasted 2013 adjusted diluted earnings per share from continuing operations, which excludes the effect of our restructuring programs and asset impairments, intangible amortization expense and the amortization of debt discount on convertible notes; (ii) forecasted 2012 adjusted diluted earnings per share from continuing operations, which excludes the effect of a goodwill impairment charge, special items, intangible amortization expense and the amortization of debt discount on convertible notes; and (iii) constant currency revenue growth, which excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. A table reconciling adjusted diluted earnings per share from continuing operations to the most directly comparable GAAP measure is set forth above. A reconciliation of forecasted constant currency revenue growth to GAAP forecasted growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2013 and 2012 constant currency revenue growth and adjusted earnings per share from continuing operations. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in connection with the integration of acquired businesses, including unanticipated costs and difficulties in connection with integration programs and customer reaction; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011.